Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION REPORTS
SECOND QUARTER 2016 RESULTS

Second quarter net income of $8.7 million or $0.31 per diluted common share

Announced sale of Mortgage Banking subsidiary for $93 million

- Subsequent to end of first quarter -

Closed $158 million of senior loan commitments in July 2016

Declared third quarter 2016 dividend of $0.26 per common share

JUNE 30, 2016 FINANCIAL RESULTS

New York, NY — August 4, 2016 - Ares Commercial Real Estate Corporation (the “Company,” “ACRE,” “we,” or “our”) (NYSE:ACRE), a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments, reported net income of $8.7 million or $0.31 per diluted common share for the second quarter of 2016. In addition, the Company announced that its board of directors declared a third quarter 2016 dividend of $0.26 per common share payable on October 17, 2016 to common stockholders of record on September 30, 2016.

“As expected, our second quarter earnings rebounded strongly as we benefited from increased loan originations,” commented Robert L. Rosen, Chairman of the Board and Interim Co-Chief Executive Officer of Ares Commercial Real Estate Corporation. “During the second quarter, we also reached an agreement to sell our mortgage banking business at an attractive gain, allowing us to realize the value we have created in repositioning this platform. We plan to reinvest these proceeds into our principal lending business and once fully vested, we believe we will be able to generate materially higher earnings on this capital with greater stability and predictability compared to the historical earnings from our mortgage banking operations.”

“We believe that market conditions remain favorable with attractive lending returns, stable competitive dynamics and strong commercial real estate fundamentals,” said John Jardine, President and Co-Chief Executive Officer of Ares Commercial Real Estate Corporation. “Our deal flow is accelerating and we are seeing a growing set of attractive opportunities as evidenced by $158 million in new commitments for the month of July 2016 alone.”

“We continue to demonstrate access to diverse and attractive sources of financing,” said Tae-Sik Yoon, Chief Financial Officer of Ares Commercial Real Estate Corporation. “So far in 2016, we have increased available sources of financing by more than $245 million, including a new $125 million facility with U.S. Bank and expanded our existing Wells Fargo facility by $100 million from $225 million to $325 million.  Plus, in 2016, we have renewed or extended approximately $325 million of our existing funding facilities and we continue to have discussions for additional sources of attractive capital. Accordingly, we remain well positioned to expand our lending portfolio and realize the earnings efficiencies from further capital deployment.”

THREE MONTHS ENDED JUNE 30, 2016 FINANCIAL HIGHLIGHTS

Financial Results and Activities:

•	For the three months ended June 30, 2016, net income was $8.7 million or $0.31 per diluted common share.

•
For the three months ended June 30, 2016, new originations were $91.2 million in commitments and $80.5 million in outstanding principal and an additional $8.2 million of fundings on existing commitments. For the three months ended June 30, 2016, loan repayments totaled $156.2 million in outstanding principal.

Capital Activities:

•
In May 2016, the Company amended the $50.0 million Bridge Loan Warehousing Credit and Security Agreement with Bank of America, N.A. to extend the initial maturity date to May 25, 2017 and the final maturity date to May 25, 2020.

•
In June 2016, the Company amended the master repurchase funding facility with Wells Fargo Bank, National Association to, among other things, increase the size of the facility from $225.0 million to $325.0 million and extend the initial maturity date to December 14, 2017. The maturity date of the facility is subject to two one-year extension options, each of which may be exercised at the Company’s option subject to the satisfaction of certain conditions, including payment of an extension fee.

•
In June 2016, the Company terminated the commercial mortgage-backed securities ("CMBS") securitization trust, and in connection therewith, exchanged its remaining certificates for the remaining mortgage loans held by the CMBS trust.  All of the CMBS trust certificates held by third parties have been repaid in full.

•	In June 2016, the global master repurchase agreement with UBS AG, which was entered into for purposes of financing the Company's CMBS certificates, was repaid in full.

Pending Sale of Mortgage Banking Subsidiary:

•
On June 28, 2016, the Company entered into a purchase and sale agreement to sell ACRE Capital Holdings LLC ("ACRE Capital Holdings"), the holding company that owns the Company's mortgage banking subsidiary, ACRE Capital LLC ("ACRE Capital"), to Cornerstone Real Estate Advisers LLC for $93 million in cash, subject to certain adjustments. The transaction is subject to customary closing conditions, including approvals by applicable governmental agencies and government-sponsored enterprises ("GSEs"). Closing is expected to occur in the third or fourth quarter of 2016. The sale of ACRE Capital Holdings is expected to provide the Company with additional capital to reinvest in its principal lending business. As a result of the expected sale of ACRE Capital Holdings, the operations of the Mortgage Banking business have been reclassified as discontinued operations held for sale. After giving effect to the expected divestiture of ACRE Capital Holdings, the Company will no longer provide segment reporting. Through closing, the results of the Company's Mortgage Banking business will be provided as part of discontinued operations held for sale.

PORTFOLIO DETAIL AS OF JUNE 30, 2016

At June 30, 2016, the Company had originated or co-originated 33 loans held for investment (excluding 34 loans totaling approximately $992.1 million in outstanding principal that were repaid or sold since inception) totaling approximately $1.2 billion in commitments and $1.1 billion in outstanding principal, excluding non-controlling interests held by third parties.

Portfolio Interest Rate, Yield and Remaining Life Summary ($ in millions):

	As of June 30, 2016
	Carrying Amount (1)	Outstanding Principal (1)	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield (2)	Weighted Average Remaining Life (Years)
Senior mortgage loans	$928.0	$931.6	4.4%	5.1%	1.4
Subordinated debt and preferred equity investments	168.4	170.7	10.7%	11.2%	5.2
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,096.4	$1,102.3	5.3%	6.1%	2.0

_________________________________

(1)
The difference between the Carrying Amount and the Outstanding Principal face amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The table above excludes non-controlling interests held by third parties. A reconciliation of the Carrying Amount of loans held for investment portfolio, excluding non-controlling interests, to the Carrying Amount of loans held for investment, as included within the Company's consolidated balance sheets, is presented below.

(2)
Unleveraged Effective Yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults. The Total Weighted Average Unleveraged Effective Yield is calculated based on the average of Unleveraged Effective Yield of all loans held by the Company as of June 30, 2016 as weighted by the Outstanding Principal balance of each loan.

As of June 30, 2016, 91% of the portfolio of loans held for investment consisted of floating rate loans and 85% consisted of senior mortgage loans (as measured by outstanding principal), excluding non-controlling interests held by third parties.

A reconciliation of the Company's loans held for investment portfolio, excluding non-controlling interests held by third parties, to the Company's loans held for investment as shown within its consolidated balance sheets is as follows ($ in millions):

	As of June 30, 2016
	Carrying Amount	Outstanding Principal
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,096.4	$1,102.3
Non-controlling interest investment held by third parties	46.6	46.6
Loans held for investment	$1,143.0	$1,148.9

Portfolio Diversification Summary as of June 30, 2016 (excluding non-controlling interests held by third parties) ($ in millions):

PROPERTY TYPE
	Outstanding Principal	% of Portfolio
Multifamily	$269.6	24%
Office	253.2	23%
Mixed-use	185.8	17%
Hotel	127.7	12%
Retail	106.3	10%
Industrial	69.6	6%
Various	48.5	4%
Healthcare	41.6	4%
Total	$1,102.3	100%

GEOGRAPHIC MIX
	Outstanding Principal	% of Portfolio
Mid-Atlantic/Northeast	$297.7	27%
Midwest	297.0	27%
Southwest	176.9	16%
West	157.6	14%
Southeast	124.6	12%
Diversified	48.5	4%
Total	$1,102.3	100%

DISCONTINUED OPERATIONS HELD FOR SALE (MORTGAGE BANKING) AS OF JUNE 30, 2016

For the three months ended June 30, 2016, ACRE Capital originated $228.1 million in total commitments comprised of $150.0 million in Fannie Mae Delegated Underwriting and Servicing (“Fannie Mae”) loans, $7.6 million in Federal Home Loan Mortgage Corporation ("Freddie Mac") loans and $70.5 million in Federal Housing Administration ("HUD") loans.

As of June 30, 2016, ACRE Capital had a servicing portfolio (excluding loans held for investment by ACRE) consisting of 950 loans with an unpaid principal balance of $4.9 billion, which includes 925 GSE / HUD loans with an unpaid principal balance of $4.2 billion and 25 other loans (managed by an affiliate of the manager of ACRE) with an unpaid principal balance of $0.7 billion. The carrying value of ACRE Capital’s mortgage servicing rights for the GSE and HUD loan portfolio was approximately $60.2 million at June 30, 2016.

RECENT DEVELOPMENTS, INVESTMENT CAPACITY AND LIQUIDITY

On July 12, 2016, ACRE Capital temporarily increased the ASAP Line of Credit limit from $80.0 million to $140.0 million through August 31, 2016.
On July 13, 2016, a subsidiary of the Company entered into an amendment agreement with Citibank, N.A. related to its existing $250 million master repurchase facility (the “Citibank Facility”), which contemplates that Citibank, N.A. may increase the commitment amount of the Citibank Facility, in its sole discretion, in order to fund approved mortgage loans.
On July 14, 2016, the Company originated a $72.0 million first mortgage loan on an office property located in Illinois. At closing, the outstanding principal balance was approximately $53.2 million. The loan has an interest rate of LIBOR plus 3.99% (plus fees) and an initial term of three years.
On July 15, 2016, the Company originated a $62.5 million first mortgage loan on an office property located in California. At closing, the outstanding principal balance was approximately $57.5 million. The loan has an interest rate of LIBOR plus 4.40% (plus fees) and an initial term of three years.
On July 21, 2016, the Company originated a $23.3 million first mortgage loan on a multifamily property located in Florida.  At closing, the outstanding principal balance was approximately $19.8 million. The loan has an interest rate of LIBOR plus 4.25% (plus fees) and an initial term of 2.5 years.
On July 29, 2016, the Company amended the July 2014 CNB Facility to extend the maturity date to September 30, 2016.
On July 29, 2016, ACRE Capital temporarily increased its BAML Line of Credit from $135.0 million to $175.0 million from July 29, 2016 through August 8, 2016.
On August 1, 2016, a subsidiary of the Company, entered into a $125.0 million master repurchase and securities contract with U.S. Bank National Association to fund eligible commercial mortgage loans collateralized by retail, office, mixed-use, multifamily, industrial, hospitality, student housing, manufactured housing or self-storage properties.

From July 1, 2016 through August 2, 2016, ACRE Capital originated $94.4 million in Fannie Mae, Freddie Mac or HUD loan commitments.

As of August 2, 2016, the Company had approximately $139 million in capital, either in cash or in approved but undrawn capacity under the Company’s borrowing facilities, excluding the anticipated proceeds from the pending sale of ACRE Capital Holdings, anticipated proceeds from repayments of existing loans and the anticipated expiration of the $75 million funding facility at City National Bank. After holding in reserve $10 million in liquidity requirements, the Company expects to have approximately $129 million in capital available to fund new loans, fund outstanding commitments on existing loans, repurchase its common shares and for other working capital and general corporate purposes. Assuming that the Company uses all such amount as capital to make new senior loans and the Company is able to leverage such amount under its financing agreements at a debt-to-equity ratio of 2.5:1, the Company would have the capacity to fund approximately $450 million of additional senior loans.

As of August 2, 2016, the total unfunded commitments for the Company’s existing loans held for investment were approximately $109 million. In addition, borrowings under the Company's secured funding agreements were approximately $729 million, borrowings under the Company's secured term loan was approximately $75 million and debt issued in the form of collateralized loan obligations was approximately $80 million.

On August 4, 2016, the Company declared a cash dividend of $0.26 per common share for the third quarter of 2016. The third quarter 2016 dividend is payable on October 17, 2016 to common stockholders of record as of September 30, 2016.

SECOND QUARTER 2016 DIVIDEND

On May 5, 2016, the Company declared a cash dividend of $0.26 per common share for the second quarter of 2016. The second quarter 2016 dividend was paid on July 15, 2016 to common stockholders of record as of June 30, 2016.

CONFERENCE CALL AND WEBCAST INFORMATION

On Thursday, August 4, 2016, the Company invites all interested persons to attend its webcast/conference call at 12:00 p.m. (Eastern Time) to discuss its second quarter financial results.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of the Company’s website at http://www.arescre.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888)-317-6003. International callers can access the conference call by dialing +1(412)-317-6061. All callers will need to enter the Participant Elite Entry Number 3031082 followed by the # sign and reference “Ares Commercial Real Estate Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through August 17, 2016 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877)-344-7529 and to international callers by dialing +1(412)-317-0088. For all replays, please reference conference number 10088268. An archived replay will also be available through August 17, 2016 on a webcast link located on the Home page of the Investor Resources section of the Company’s website.

ABOUT ARES COMMERCIAL REAL ESTATE CORPORATION

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through Ares Commercial Real Estate Corporation's national direct origination platform, it provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager with approximately $94.0 billion of assets under management as of March 31, 2016. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast / conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or Ares Commercial Real Estate Corporation's future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the Company’s mortgage loans, availability of investment opportunities, the Company’s ability to originate additional investments and completion of pending investments, the availability of capital, the impact of repurchasing equity capital, the availability and cost of financing, market trends and conditions in the Company’s industry and the general economy, the level of lending and borrowing spreads, commercial real estate loan volumes, the continuing operation of government agencies, government-sponsored enterprise activity, our ability to complete the sale of ACRE Capital Holdings LLC, our mortgage banking subsidiary, and reinvest the net proceeds thereof and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call. Projections and forward-looking statements are based on management’s good faith and reasonable assumptions, including the assumptions described herein.

CONTACTS

Ares Commercial Real Estate Corporation
Carl Drake or John Stilmar
(888)-818-5298
iracre@aresmgmt.com

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	As of
	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents ($2 and $8 related to consolidated VIEs, respectively)	$5,309	$5,066
Restricted cash	11,732	13,083
Loans held for investment ($270,141 and $483,572 related to consolidated VIEs, respectively)	1,142,967	1,174,391
Other assets ($1,518 and $2,695 of interest receivable related to consolidated VIEs, respectively; $35,607 of other receivables related to consolidated VIEs as of December 31, 2015)	12,457	53,191
Assets of discontinued operations held for sale	159,606	133,251
Total assets	$1,332,071	$1,378,982
LIABILITIES AND EQUITY
LIABILITIES
Secured funding agreements	$601,794	$522,775
Secured term loan	70,205	69,762
Commercial mortgage-backed securitization debt (consolidated VIE)	—	61,815
Collateralized loan obligation securitization debt (consolidated VIE)	104,656	192,528
Due to affiliate	2,073	2,424
Dividends payable	7,413	7,152
Other liabilities ($129 and $299 of interest payable related to consolidated VIEs, respectively)	14,137	14,507
Liabilities of discontinued operations held for sale	77,496	51,531
Total liabilities	877,774	922,494

EQUITY
Common stock, par value $0.01 per share, 450,000,000 shares authorized at June 30, 2016 and December 31, 2015, 28,513,137 and 28,609,650 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	283	284
Additional paid-in capital	420,013	421,179
Accumulated deficit	(13,005)	(11,992)
Total stockholders' equity	407,291	409,471
Non-controlling interests in consolidated VIEs	47,006	47,017
Total equity	454,297	456,488
Total liabilities and equity	$1,332,071	$1,378,982

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net interest margin:
Interest income from loans held for investment	$18,929	$21,012	$37,679	$44,182
Interest expense	(8,415)	(8,701)	(16,940)	(18,879)
Net interest margin	10,514	12,311	20,739	25,303
Expenses:
Management fees to affiliate	1,338	1,346	2,690	2,689
Professional fees	535	412	1,025	918
General and administrative expenses	686	647	1,409	1,446
General and administrative expenses reimbursed to affiliate	660	821	1,557	1,751
Total expenses	3,219	3,226	6,681	6,804
Income from continuing operations before income taxes	7,295	9,085	14,058	18,499
Income tax expense (benefit)	3	3	7	(18)
Net income from continuing operations	7,292	9,082	14,051	18,517
Net income from discontinued operations held for sale, net of income taxes	2,689	2,181	2,355	2,041
Net income attributable to ACRE	9,981	11,263	16,406	20,558
Less: Net income attributable to non-controlling interests	(1,288)	(2,296)	(2,577)	(4,529)
Net income attributable to common stockholders	$8,693	$8,967	$13,829	$16,029
Basic earnings per common share:
Net income from continuing operations	$0.21	$0.24	$0.40	$0.49
Net income from discontinued operations held for sale	0.09	0.08	0.08	0.07
Net income	$0.31	$0.31	$0.49	$0.56
Diluted earnings per common share:
Net income from continuing operations	$0.21	$0.24	$0.40	$0.49
Net income from discontinued operations held for sale	0.09	0.08	0.08	0.07
Net income	$0.31	$0.31	$0.48	$0.56
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	28,428,703	28,491,711	28,479,015	28,488,022
Diluted weighted average shares of common stock outstanding	28,495,833	28,585,780	28,548,944	28,585,285
Dividends declared per share of common stock	$0.26	$0.25	$0.52	$0.50

DISCONTINUED OPERATIONS HELD FOR SALE
BALANCE SHEETS
(Mortgage Banking)

On June 28, 2016, the Company entered into a Purchase and Sale Agreement to sell all of the outstanding common units of ACRE Capital Holdings, the holding company that owns the Company's mortgage banking subsidiary, ACRE Capital. ACRE Capital operations have been reclassified into discontinued operations held for sale in the consolidated balance sheets and statements of operations.

The following information reconciles the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets:

	As of
	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$1,002	$3,929
Restricted cash	17,022	17,297
Loans held for sale, at fair value	54,698	30,612
Mortgage servicing rights, at fair value	60,217	61,800
Other assets	26,667	19,613
Assets of discontinued operations held for sale	$159,606	$133,251
LIABILITIES
Warehouse lines of credit	$46,431	$24,806
Allowance for loss sharing	8,680	8,969
Due to affiliate	451	234
Other liabilities	21,934	17,522
Liabilities of discontinued operations held for sale	$77,496	$51,531

DISCONTINUED OPERATIONS HELD FOR SALE
STATEMENTS OF OPERATIONS
(Mortgage Banking)

The following information reconciles the net income of discontinued operations held for sale to net income from discontinued operations held for sale, net of income taxes, that are presented separately in the consolidated statements of operations:

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Mortgage banking revenue:
Servicing fees, net	$2,924	$3,908	$6,966	$7,824
Gains from mortgage banking activities	10,813	7,489	13,172	11,633
Provision for loss sharing	61	425	289	991
Change in fair value of mortgage servicing rights	(2,047)	(2,002)	(3,895)	(5,183)
Mortgage banking revenue	11,751	9,820	16,532	15,265
Expenses:
Management fees to affiliate	145	135	292	268
Professional fees	162	208	371	477
Compensation and benefits	5,960	5,434	10,244	10,071
Transaction costs	515	—	515	—
General and administrative expenses	942	985	2,038	2,017
General and administrative expenses reimbursed to affiliate	306	120	437	255
Total expenses	8,030	6,882	13,897	13,088
Income before income taxes	3,721	2,938	2,635	2,177
Income tax expense	1,032	757	280	136
Net income from discontinued operations held for sale, net of income taxes	$2,689	$2,181	$2,355	$2,041